Filed pursuant to Rule 424(b)(3)
Registration No. 333-129426

Prospectus
MEDIS TECHNOLOGIES LTD.
$49,000,000

6% Senior Convertible Notes due 2010
and
Common Stock Issuable Upon Conversion of the Notes
_______________________

This prospectus relates to $49,000,000 aggregate principal amount of our 6% Senior Convertible Notes due 2010. We originally issued and sold $38,000,000 aggregate principal amount of notes to McMahan Securities Co. L.P., in a private placement in July 2005, which were subsequently resold to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933. In August 2005, we sold an additional $11,000,000 aggregate principal amount of the notes, of which $7,000,000 aggregate principal amount of notes were issued pursuant to the exercise of an option granted to McMahan Securities as part of the initial $38,000,000 offering, and the remaining $4,000,000 aggregate principal amount of notes were issued and sold directly to a group of affiliated investors. This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of the notes.

The Senior Convertible Notes:

•	Maturity: July 15, 2010

•
Ranking: The notes rank pari passu with all of our existing, and will rank pari passu with all of our future, unsecured and unsubordinated indebtedness, and will rank senior in right of payment to any future indebtedness which is expressly made subordinate to the notes. The notes will rank junior to any future secured indebtedness.

•	Interest Payments: Quarterly in cash in arrears on October 15, January 15, April 15 and July 15 of each year, commencing October 15, 2005.

•
Repurchase Upon Change of Control: Holders of the notes may require us to purchase all or a part of their notes at 105% of their principal amount plus accrued and unpaid interest upon the occurrence of certain events constituting a change of control.

•
Conversion: The notes will be convertible prior to maturity or redemption into our common stock at a conversion rate of 57.8035 shares of common stock per $1,000 principal amount of notes (or an initial conversion price of $17.30 per share), subject to adjustment. The notes are currently convertible into an aggregate of up to 2,832,384 shares of our common stock.

•	Redemption: The notes will be provisionally redeemable on or after July 26, 2007, subject to certain conditions.

Our common stock is currently traded on The Nasdaq National Market under the symbol “MDTL.” The closing price of our common stock on December 9, 2005 was $13.26 per share. The notes are designated for trading on The PORTAL Market.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_______________________

December 22, 2005

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PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our 6% senior convertible notes, which we refer to in this prospectus as the “notes,” or the common stock issuable upon the conversion of the notes. For a more complete understanding of our company, the notes and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors,” and the documents incorporated in this prospectus by reference.

Overview

Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products to power and charge portable electronic devices, such as most cell phones (including the most advanced “3G” cell phones with a full range of functionality), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements, as well as a broad array of military devices.

Our first planned consumer fuel cell product, which we call our “Power Pack,” is a disposable, portable auxiliary power source capable of providing power to operate and charge many of the most advanced portable electronic devices. When a device’s battery is running low or is discharged, the Power Pack allows the continued use of the device while at the same time charging the battery. When the Power Pack has depleted its fuel, it can be disposed of by the consumer. By contrast, a military product we are developing which may be a future generation consumer product, is refuelable rather than disposable. When the fuel in those Power Packs is depleted, the user would employ a removable fuel cartridge that replaces the fuel and the electrolyte in a matter of seconds.

We are also seeking to exploit commercially a medical diagnostic tool called the CellScan, which is a static cytometer—an instrument for measuring reactions of living cells while the cells are in a static state. Furthermore, we own patents or other intellectual property rights to other proprietary technologies, some of which we are seeking to develop for commercial exploitation, including our explosive detector device.

We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our research facilities are located in the State of Israel.

Summary of the Offering

For a more complete description of the terms of the notes and the common stock issuable upon conversion of the notes, see “Description of the Notes” and “Description of Capital Stock.”

Notes Offered by Selling Security Holders	$49,000,000 aggregate principal amount of 6% Senior Convertible Notes due 2010
Common Stock Offered by Selling Security Holders

Up to 2,832,384, assuming conversion of the full amount of notes held by such holders at the initial conversion rate of 57.8035 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.”

Maturity Date	July 15, 2010, unless earlier converted, redeemed or repurchased.
Ranking	The notes are our direct, unsecured and unsubordinated obligations and:

•	rank pari passu with all of our existing, and will rank pari passu with all of our future, unsecured and unsubordinated indebtedness;

•	will rank senior in right of payment to any future indebtedness which is expressly made subordinate to the notes; and

•	will rank junior to any future secured indebtedness.

Interest
6% per annum on the principal amount, payable quarterly in cash in arrears on October 15, January 15, April 15 and July 15 of each year, commencing October 15, 2005. We will not pay regular interest on the notes after July 15, 2010.

As we do not expect to generate sufficient revenue from operations to cover interest payment obligations until, at the earliest, the first quarter of 2007, we expect to pay at least the first five quarterly interest payments on the notes from then-available cash resources.

Conversion
The notes are convertible at the holder’s option at any time and before the close of business on the last trading day of the notes prior to the maturity date of the notes (in whole or in part in multiples of $1,000 or such lesser amount as may be the entire original note issued to such holder), unless previously redeemed, into shares of common stock at $17.30 per share, subject to adjustment in certain events.

Redemption
We are entitled to redeem the notes at any time on or after July 26, 2007, in whole or in part, at a redemption price equal to 100% of the then principal amount of the notes, together with accrued but unpaid interest. Such redemption may only be made if the closing price of our common stock on The Nasdaq National Market or other market or stock exchange on which our common stock primarily trades exceeds 160% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days, ending on the trading day immediately before the date of mailing of the redemption notice. If a redemption occurs, we also will make an interest make-whole payment in cash or common stock, at our option, equal to the present value of the aggregate amount of interest that would have accrued from the redemption date through the maturity date of the notes.

Change in Control
If a change in control occurs, each holder may require us to repurchase all or a portion of the holder’s note at 105% of the principal amount thereof, together with accrued and unpaid interest through the repurchase date. We may, at our option, repurchase each such note in cash or in common stock. If a change in control occurs, we may not have sufficient funds to pay the repurchase price for all of the notes tendered by the holders thereof or we may not be permitted to repurchase the notes tendered under our then existing credit arrangements.

Sinking Fund	None.
Federal Income Tax Considerations
Prospective investors are urged to consult their own tax advisors regarding the tax consequences of acquiring, holding, converting or disposing of the notes. See “U.S. Federal Income Tax Considerations.”

Use of Proceeds
We will not receive any proceeds from the sale by the selling security holders of the notes or the common stock issuable upon conversion thereof.

We are using and intend to continue to use the net proceeds from the original sale of the notes for the construction, start-up and other costs related to a fully-automated manufacturing line for our fuel cell products as well as for working capital and general corporate purposes.

Trading
The notes are a new issue of securities for which no market currently exists. The notes are not and will not be listed on any securities exchange or included in any automated quotation system. While the notes are designated for trading in The PORTAL Market, we cannot assure you that any active or liquid market will develop for the notes.

Our common stock is currently traded on The Nasdaq National Market under the symbol “MDTL.”

Summary Consolidated Financial Data

The following summary historical financial data has been derived from our historical consolidated financial statements and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements incorporated in this prospectus by reference.

Statement of Operations Data:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Sales	$192,000	$131,000	$—	$—	$—
Cost of sales	130,000	46,000	—	—	—
Gross profit	62,000	85,000	—	—	—
Operating expenses:
Research and development costs, net	4,054,000	4,804,000	9,799,000	6,402,000	8,976,000
Selling, marketing, general and administrative expenses	3,749,000	4,197,000	5,829,000	4,350,000	3,995,000
Amortization of intangible assets	2,633,000	997,000	208,000	156,000	156,000
Total operating expenses	10,436,000	9,998,000	15,836,000	10,908,000	13,127,000
Loss from operations	(10,374,000)	(9,913,000)	(15,836,000)	(10,908,000)	(13,127,000)
Other income (expenses):
Interest income	151,000	131,000	246,000	184,000	502,000
Interest expense	(82,000)	(55,000)	(72,000)	(37,000)	(683,000)
Net loss	(10,305,000)	(9,837,000)	(15,662,000)	(10,761,000)	(13,308,000)
Value of warrants issued or extended	(2,241,000)	(1,226,000)	(2,066,000)	(671,000)	—
Net loss attributable to common stockholders	$(12,546,000)	$(11,063,000)	$(17,728,000)	(11,432,000)	(13,308,000)
Basic and diluted net loss per share	$(0.57)(1)	$(0.47)	$(0.68)	$(0.44)	$(0.49)
Weighted average number of common shares used in computing basic and diluted net loss per share	21,897,871(1)	23,429,829	26,142,150	26,106,480	27,327,022
Ratio of earnings to fixed charges(2)	—	—	—	—	—

Balance Sheet Data:

	As of December 31,			As of September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Working capital(3)	$5,037,000	$5,870,000	$12,534,000	$11,790,000	$49,060,000
Total assets	67,391,000	68,451,000	79,773,000	76,008,000	123,892,000
Accumulated deficit	(96,390,000)	(107,453,000)	(125,181,000)	(118,885,000)	(138,489,000)
Total stockholders’ equity	65,405,000	65,977,000	73,863,000	72,330,000	67,644,000

(1)
In accordance with SFAS No. 128 “Earnings Per Share,” the weighted average number of common shares used in computing basic and diluted net loss per share and the basic and diluted net loss per share for the year ended December 31, 2002 have been retroactively adjusted because our March 11, 2003 rights offering contained a bonus element that is tantamount to a stock dividend, due to the subscription price at issuance being less than the fair market value of our common stock on such date.

(2)
Earnings were inadequate to cover fixed charges by approximately $23,365,000, $31,562,000, $10,305,000, $9,837,000 and $15,662,000 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, respectively, and approximately $10,761,000 and $13,308,000 for the nine months ended September 30, 2004 and 2005, respectively.

(3)	Working capital is total current assets less total current liabilities.

Certain comparative statement of operations data has been reclassified to conform with the current year’s presentation.

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide whether to purchase our notes or the common stock issuable upon their conversion.

Risks Related to the Securities Offered

We have had limited revenues since inception and we may not be able to generate enough cash to service our debt.

Our ability to make payments on the notes and any other debt we may incur, and to fund planned capital expenditures, will depend on our ability to generate cash. On a consolidated basis with our subsidiaries, we have had limited revenue since inception and none in 1999, 2000, 2001, 2004 and during the first three quarters of 2005. Our ability to generate cash is subject to the successful development and commercialization of our fuel cell technologies as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We are unable to determine when we will generate significant revenues from the sale of any of our planned products. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations to enable us to pay the principal of and the interest on the notes and any other indebtedness or to fund our other liquidity needs.

As we do not expect to generate sufficient revenue from operations to cover interest payment obligations until, at the earliest, the first quarter of 2007, we expect to pay at least the first five quarterly interest payments on the notes from then-available cash resources, which may include some of the net proceeds from the initial offering of the notes and cash generated from the exercise, if any, of in-the-money stock options and warrants.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market and are not listed on any securities exchange. While the notes are designated for trading in The PORTAL Market, an active or liquid trading market for the notes may not develop or may not be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be adversely affected. Furthermore, we cannot assure you that you will be able to sell your notes at an attractive price or at all. Future trading prices of the notes will also depend upon many other factors, including prevailing interest rates, our operating results and the markets for similar securities. The future market for the notes may be subject to volatility. In addition, while the initial purchaser of the notes in the initial offering is making a market in the notes, it is not obligated to do so, and may discontinue market making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of the notes.

We may be unable to purchase the notes upon a change in control.

Upon the occurrence of specific change in control events, each holder may require us to repurchase all or a portion of the holder’s notes at 105% of the principal amount thereof, together with accrued and unpaid interest through the repurchase date. If a change in control occurs, we may not have sufficient funds to pay the repurchase price for all of the notes tendered by the holders thereof or we may not be permitted to repurchase the notes tendered under our then existing credit arrangements.

The price of our common stock may fluctuate significantly, which may make it difficult for you to sell the common stock issuable upon conversion of the notes when you want to or at prices you find attractive.

The price of our common stock on The Nasdaq National Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders who receive common stock upon conversion of their notes will be subject to the risk of volatility and depressed prices for our common stock.

Conversion of the notes will dilute the ownership interest of existing stockholders.

The conversion of some or all of the notes will dilute the ownership interests of our stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The notes are unsecured and, therefore, are effectively subordinated to any of our secured debt.

The notes are our direct, unsecured and unsubordinated obligations. They rank pari passu with all of our existing, and will rank pari passu with all of our future, unsecured and unsubordinated indebtedness, will rank senior in right of payment to any future indebtedness which is expressly made subordinate to the notes, and will rank junior to our future secured indebtedness as to the property and assets securing said indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our future secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

We have increased our leverage as a result of the initial sale of the notes.

In connection with the initial sale of the notes, we incurred $49,000,000 of indebtedness. As a result of this indebtedness, we have significant interest payment obligations for the first time. The degree of our leverage could adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our ability to successfully commercialize our fuel cell products or any of our other technologies, and generate revenues upon the sale of our products, which may be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Additionally a default under the indenture governing our senior convertible notes could result in an acceleration of our indebtedness and other material adverse effects.

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness senior to the notes.

The notes are obligations exclusively of Medis Technologies Ltd.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our notes may not be rated or may receive a lower rating than anticipated by investors if we determine to seek a rating on the notes, which could cause a decline in the liquidity or market price of the notes.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and of our common stock may be adversely affected.

If we pay cash dividends on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, we are required under the indenture to adjust the conversion price. As a result of the adjustment to the conversion price, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash.

Risks Relating to Our Company

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2005, we had an accumulated deficit of approximately $138,489,000.

We may never complete the development of commercially acceptable fuel cell products or develop any of our other technologies into commercially acceptable products.

Although we have targeted the first quarter of 2007 for the roll-out of our first commercial fuel cell product, we can give no assurance as to when or whether we will successfully commercialize our fuel cell products for our target markets. We continue to seek to improve our fuel cell products, particularly in the areas of energy capacity, power density, operating time, shelf life and working life, as well as the temperature conditions under which they can operate. We also seek to reduce the component costs and costs of the final product, and continue to seek to improve its power management system and each element of the power management system.

Additionally, we can give no assurance as to when or whether we will successfully develop any of our other technologies into commercially acceptable products.

Developing any technology into a marketable product that the consumer will desire to purchase is a risky, time consuming and expensive process. We may encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

We may not meet our product development and commercialization milestones and time tables.

We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell products. These milestones relate to technology and design improvements as well as to dates for achieving production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, or if our production cannot be achieved in time our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

Generally, we have continued to make technological advances and establish production and distribution relationships in order to meet our research and development programs. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cell products, or any of our other technologies or products.

Customers will be unlikely to buy our fuel cell products unless we can demonstrate that they can be produced for sale to consumers at attractive prices.

To date, we have focused primarily on research and development of our fuel cell technologies and on the early stages of production engineering for low-level and large scale production of our fuel cell products. Consequently, we have no experience in the final stages of manufacturing our fuel cell products on a commercial basis. We plan initially to manufacture a limited number of our fuel cell products at our own facilities and move to third-party contract manufacturing for high-volume production. We can offer no assurance that either we, our contract manufacturers or any other party we engage for volume-production of our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturers are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the product, production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

The price of our fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, including manufacturing costs and proposed sales price, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver same to our proposed contract manufacturer. Although we have established electrode and fuel production operations at our facility in Israel, we have not ascertained whether we are capable of production of any of those or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

A commercially acceptable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

A commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

•	the level to which the capabilities of our fuel cell product has advanced in performance, time of use, size, weight, cost and other factors that determine consumer acceptance;

•	the emergence of newer, more competitive technologies and products;

•
improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently or allow the devices to run for longer periods of time;

•
the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products;

•
regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general, including regulations determining the use of our fuel cell products in an airplane cabin or other consumer uses;

•	consumer perceptions of the safety of our products; and

•	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into arrangements, alliances, joint ventures or licensing agreements with third parties.

As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. Although to date we have been successful in entering into certain of such arrangements, we can give no assurance that in the future we will be successful in entering into additional arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

We expect to be dependent on third party suppliers and subcontractors for the supply of key materials and components for our products.

If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers and subcontractors to provide requisite materials and components, including the power management system of our fuel cell Power Pack product. A supplier’s or subcontractor’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cell products or meet our cost targets or commercialization schedule. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

In addition, platinum is presently a component of the anode electrode in our fuel cells, although we expect that it will not be a component in our commercial fuel cell products. Platinum is a scarce natural resource and, to the extent it remains a component of the electrode, we will be dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for our fuel cell products. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially acceptable fuel cell product or raise our cost of producing our fuel cell products beyond our targeted cost.

Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products, producing and supplying components of our fuel cell products or producing the manufacturing line for our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. Some of these collaboration agreements contemplate that these third parties will work with our scientists and employees to test various aspects of, assist in developing components of, or market, our fuel cells or fuel cell products. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

We regard our patents, trade secrets, copyrights and other intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market our fuel cells or any of our other technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our material intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations.

Since inception, we have incurred operating losses and have used cash in our operations. We have relied on financing activities, principally the sale of our common stock and, recently, our newly-issued senior convertible notes, to fund our research and development activities and operations. Unless we are able to successfully develop and market our technologies and products, we believe this dependence will continue. We believe we have sufficient funding for our operations until 2007. However, we may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations. In addition we may need additional funding if cost overruns relating to the implementation of our manufacturing lines occur, if we do not generate revenues as we currently contemplate by the beginning of 2007, or if we determine to expend funds on advertising our Power Pack or other products. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts. Further, an event of default may occur if we are unable to repay borrowings under our senior convertible notes and/or our revolving credit facility, if we were to borrow funds under that facility. Additionally, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

If we were to lose our technical talent or members of senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

Our success depends to a significant extent upon Gennadi Finkelshtain, the General Manager of More Energy, and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our Chief Executive Officer, and Howard Weingrow, our President. The loss of the services of Mr. Finkelshtain, or any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

Zvi Rehavi, our Executive Vice President with particular responsibility for developing and marketing the CellScan and other of our technologies not relating to our fuel cell technologies, will be leaving Medis at the end of the term of his employment agreement on March 31, 2006. We intend to hire an executive who will be responsible for the commercialization of the CellScan. Mr. Rehavi’s other responsibilities will be allocated to our other employees after his departure.

There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

At September 30, 2005, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be found. We continue to amortize the remaining unamortized balance of our intangible assets of $516,000 as of September 30, 2005, with a remaining weighted average useful life of approximately 30 months.

Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

Our research and development facilities, our pilot manufacturing facility for our fuel cell Power Pack, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict or America’s war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

•	due service of process has been effected and the defendant was given a reasonable opportunity to defend;

•
the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

•	such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

We currently face and will continue to face significant competition.

Our fuel cell product face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, government-sponsored laboratories and universities, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

FORWARD LOOKING STATEMENTS

Because we want to provide you with meaningful and useful information, this prospectus and the documents this prospectus incorporates by reference contain certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipate,”“believe,”“estimate,”“expect,”“plan,”“intend” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth above under the heading “Risk Factors,” which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or any document incorporated in this prospectus by reference or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the notes or the common stock issuable upon conversion of the notes. Please see “Selling Security Holders” for a list of the persons receiving proceeds from the sale of the notes or the underlying common stock.

We received net cash proceeds from the initial offering of the notes of approximately $45,850,000. We are using and intend to continue to use such net proceeds to move our operations relating to our fuel cell products from principally research and development to full scale production. This includes funding for our semi-automated line to be built in Israel as well as construction, start up and other costs to what will be our first fully automated manufacturing line. We anticipate expending $15.3 million for tooling exclusively dedicated to that first fully automated line, plus another $4.1 million for various other facilities, including the fuel production line, the injection molding tooling and the packaging line which will also provide us the capacity for a number of future lines which we anticipate will be required to meet future growth. We also intend to use the net proceeds for inventory related to the operation of such manufacturing lines, capital expenditures as well as for other working capital and general corporate purposes until we generate sufficient revenue from operations to cover such needs. Pending application of the net proceeds, we have been investing and will continue to invest the funds in A1-P1 commercial paper and other appropriate short-term investments as determined by us.

As we do not expect to generate sufficient revenue from operations to cover interest payment obligations until, at the earliest, the first quarter of 2007, we expect to pay at least the first five quarterly interest payments on the notes from then-available cash resources.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated as of July 26, 2005, between us and Wachovia Bank, National Association, as trustee. You may request a copy of the indenture from the trustee.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. When we refer to “common stock,” we mean our common stock, par value $0.01 per share.

General

The notes will mature on July 15, 2010 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your notes into shares of our common stock at an initial conversion rate of 57.8035 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $17.30 per share of common stock. The conversion price (and, accordingly, the conversion rate) is subject to adjustment if certain events occur. Upon conversion of a note and subject to our payment elections in the event of a “make-whole payment,” you will receive only shares of our common stock and a cash payment to account for any fractional share.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a change in control, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date, as the case may be, to that next succeeding business day.

The notes were issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of notes. The indenture limits the notes to $49,000,000 aggregate principal amount.

Ranking

The notes are our direct, unsecured and unsubordinated obligations. The notes rank pari passu with all of our existing, and will rank pari passu with all of our future, unsecured and unsubordinated indebtedness, and will rank senior in right of payment to any future indebtedness which is expressly made subordinate to the notes. The notes will rank junior to any future secured indebtedness.

In the event of any acceleration of the notes because of an event of default, the holders of any secured indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of secured indebtedness, of all obligations in respect to such secured indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of secured indebtedness if payment of the notes is accelerated because of an event of default.

We may not make any payment upon or redemption of or purchase or otherwise acquire the notes if:

•	a default in the payment of principal of, premium, if any, interest or other obligations in respect of secured indebtedness occurs and is continuing beyond any applicable grace period; or

•
any other default occurs and is continuing with respect to secured indebtedness that permits holders of the secured indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give this notice under the indenture.

We may and shall resume making payments on the notes:

•	in the case of a payment default, when the default is cured or waived or ceases to exist; and

•	in the case of a nonpayment default, the earlier of when such nonpayment default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the prior payment blockage notice.

No default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice. As a result of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of secured indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all secured indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of secured indebtedness to the extent necessary to make payment in full of all secured indebtedness remaining unpaid.

A portion of our operations are, or in the future may be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, may depend upon the earnings of our subsidiaries. In addition, we could be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

The notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations and preferred stock, if any, of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. There can be no assurance that we will receive adequate funds from our subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity.

Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Neither we nor our subsidiaries are limited in, or prohibited from, incurring senior indebtedness or any other indebtedness or liabilities under the indenture.

Interest

The notes bear regular interest at a rate of 6% per annum. Interest (including any additional interest which may be payable as described under “Registration Rights” below) is payable quarterly in arrears on October 15, January 15, April 15 and July 15 of each year, commencing October 15, 2005 and ending on July 15, 2010. After July 15, 2010, we will not pay regular interest on the notes.

Interest on a note (including any additional interest) will be paid to the person in whose name the note is registered at the close of business on October 1st, January 1st, April 1st, or July 1st, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from July 26, 2005 or from the most recent date to which interest has been paid or duly provided for.

We will also pay additional interest on the notes under certain circumstances described below under “Registration Rights”.

Sinking Fund

The notes will not have the benefit of any sinking fund.

Provisional Redemption

On or after July 26, 2007, we may redeem some or all of the notes at any time at a redemption price equal to 100% of the then principal amount of notes, plus accrued and unpaid interest, if any, to but excluding the redemption date, if (i) the closing price of our common stock on The Nasdaq National Market or other market or stock exchange on which our common stock primarily trades has exceeded 160% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice, and (ii) the registration statement covering the notes and the shares of common stock issuable upon conversion of the notes is effective and available for use for the 30 days following the redemption date (as defined below), unless registration is not required.

If a provisional redemption occurs, we also will make an interest make-whole payment in addition to the payment of accrued and unpaid interest described above. The interest make-whole payment would be equal to the present value of the aggregate amount of the interest that would otherwise have accrued from the redemption date through the maturity of the notes. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the remaining period from the date preceding the date on which notice of the provisional redemption is mailed through the maturity of the notes; provided, however, that if the period from such redemption date to the third anniversary of the notes’ issuance is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

We must pay note holders any accrued and unpaid interest through the date of redemption as well as the interest make-whole payment on the notes called for provisional redemption, regardless of whether those notes are converted on or after the notice date with respect to the provisional redemption and prior to the date of the provisional redemption. Accrued and unpaid interest will be payable in cash. The interest make-whole payment will be payable in cash or, at our option, subject to certain conditions, in common stock or some combination thereof. The number of shares of common stock will equal the amount of the interest make-whole payment divided by 95% of the average closing sale price for the five consecutive trading days ending on and including the third day prior to the date of the provisional redemption.

Notice of any provisional redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (the “redemption date”), to the holder of each note to be redeemed to such holder’s last address as then shown upon the registry books of the registrar. The notice of redemption must state the redemption date, the redemption price, the amount of accrued interest and additional interest, if any, to be paid and whether the interest make-whole payment will be in cash or in common stock or some combination thereof. Any notice that relates to a note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the redemption date, upon surrender of such note, a new note or notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption, unless we default in our obligations with respect thereto.

Conversion Rights

You shall be entitled to convert your notes, in denominations of $1,000 principal amount or multiples thereof, into our common stock at any time before the close of business on the last trading day prior to the maturity date of the notes, subject to the conditions described below. Each $1,000 principal amount of notes may be converted into our common stock at the conversion rate of 57.8035 shares per note, which is equal to an initial conversion price of approximately $17.30 per share. The conversion price (and, accordingly, the conversion rate) may be adjusted for certain events as described under “Conversion Price Adjustments.”

If we call your notes for redemption, you may convert the notes only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a note as described under “— Repurchase of the Notes at the Option of the Holder Upon a Change in Control,” you may not surrender that note for conversion until you have withdrawn the repurchase election in accordance with the indenture.

We will not issue fractional common shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date, or at our option round up the number of shares of common stock issuable upon conversion of the notes to the nearest whole share.

We will deliver to you, together with the full number of shares of our common stock into which a note (or portion thereof being converted) is convertible, accrued but unpaid interest (including any additional interest) on the principal amount of the note being converted to but excluding the conversion date and any cash payment for any fractional share.

If you convert your notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion Procedures

To convert your note into common stock you must do the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The conversion agent will, on your behalf, convert the notes into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any notes are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

Conversion Price Adjustments

The conversion price is subject to adjustment upon the following events:

•	the payment of cash dividends (including regularly scheduled cash dividends) and other cash distributions on our common stock;

•	the payment of dividends or distributions on our common stock payable in shares of our common stock or our other capital stock;

•	the issuance to all holders of our common stock of rights or warrants that allow such holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of stockholders entitled to receive the rights or warrants;

•	subdivisions, combinations, or reclassifications of our common stock, including stock splits; and

•
distributions to all holders of our common stock of our assets, debt securities or rights or warrants to purchase our securities, if these distributions, aggregated on a rolling twelve-month basis, have a per share value exceeding 12% of the market price of our common stock on the trading day immediately preceding the declaration of the distribution. In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to stockholders equals or exceeds the market price of our common stock on the record date for the determination of stockholders entitled to receive the distribution, or (b) the market price exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, you will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that you would have received if you had converted your notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

If at any time we pay a cash dividend or make a distribution of cash to all holders of our common stock (including regularly scheduled cash dividends), then on and after the record date for the determination of holders of common stock entitled to such dividend or distribution, the conversion price shall be decreased by multiplying the conversion price in effect immediately prior to such record date by a fraction of which, (i) the numerator shall be (A) the market price of our common stock in effect at the close of business on the day such record date, minus (B) the per share amount of such dividend or other distribution, and (ii) the denominator shall be the market price of the common stock in effect at the close of business on such record date. Such decrease shall become effective immediately prior to the opening of business on the day following such record date. In the event of any merger, consolidation or a sale of substantially all of our assets and the notes remain an outstanding obligation of the surviving entity, the conversion price will be adjusted, as described above, for any cash distributions made by the surviving entity.

A transaction that is not a dividend but is nevertheless booked as such solely for accounting purposes on our financial statements shall not trigger an adjustment of the conversion price under the notes.

In addition to these adjustments, to the extent permitted by law, we may decrease the conversion price as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes, subject to compliance with Nasdaq Marketplace Rule 4350(i) (which requires stockholder approval prior to issuing securities in specified circumstances). We may also, from time to time, to the extent permitted by applicable law, decrease the conversion price by any amount for any period of at least 20 days if our board of directors has determined that the decrease would be in our best interests, subject to compliance with Nasdaq Marketplace Rule 4350(i). If our board of directors makes this determination, it will be conclusive. We will give you at least 15 days’ notice of these decreases in the conversion price.

As used in this prospectus, the “market price” means the average of the last reported sale prices of our common stock for the 20 trading day period ending on the third business day prior to the applicable record date (including upon the occurrence of a change in control, as defined in the next section) or the date of determination (if the third business day prior to the applicable record date or the date of determination is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable record date or the date of determination, of any event that would result in an adjustment of the conversion price under the indenture.

If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion price of the notes is decreased, the decrease might be deemed to be the payment of a taxable dividend to holders of the notes even though such holders receive no cash or property. See “United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “— Non-U.S. Holders—Constructive Dividends”.

No adjustment to the conversion price shall be made if holders of the notes may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed securities such holders would receive upon conversion of the notes, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 60 days following conversion of the notes.

The applicable conversion price will not be adjusted:

•
upon the issuance of any shares of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing, except as stated above;

•	for a change in the par value or no par value of the common stock; or

•	for accrued and unpaid interest.

No adjustment in the applicable conversion price is required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

Repurchase of the Notes at the Option of the Holder Upon a Change in Control

In the event of a change in control (as defined below) occurring after the date of issuance of the notes and on or before maturity, each holder of notes will have the right, at the holder’s option and upon prior notice to us, to require us to repurchase all or any part of the holder’s notes on the date selected by us (the “repurchase date”) that is no later than 45 business days after the occurrence of the change in control as described below, for cash, at a price (the “repurchase price”) equal to 105% of the principal amount thereof, together with accrued and unpaid interest (including any additional interest) to the repurchase date. If the repurchase date is an interest payment date, the quarterly payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

We may, at our option, in lieu of paying the repurchase price in cash, pay all or a portion of the repurchase price in our common stock valued at 95% of the average closing sales price of our common stock for the five consecutive trading days ending on and including the third trading day preceding the repurchase date. The repurchase price may be paid in shares of our common stock only if the following conditions are satisfied:

•	such shares have been registered under the Securities Act or are freely transferable without such registration;

•
the issuance of common stock does not require registration or qualification with or approval of any governmental authority under applicable state law or any other federal law, which registration or qualification or approval has not been made or obtained;

•	such shares have been approved for quotation or listing on the principal national securities exchange or market upon which our shares of common stock are trading or listed; and

•	such shares will be issued out of our authorized but unissued common stock, and upon issuance, will be duly and validly issued, fully paid and non-assessable and free of any preemptive rights.

A note holder may exercise the repurchase right with respect to all or a portion of our notes (provided that the principal amount of such notes must be $1,000 or an integral multiple thereof). We will notify each note holder of the occurrence of a change in control within 15 days following a change in control. The notice will specify whether the repurchase price will be paid in cash or common stock or a combination thereof. Upon expiration of the repurchase period, we will purchase all notes tendered during the repurchase period in response to the repurchase notice. If required by law, the repurchase date and the repurchase period may be extended as so required.

A “change in control” shall occur when any of the following occurs:

•	all or substantially all of our assets are directly or indirectly leased, exchanged or otherwise transferred or sold to any person or related group of persons;

•
there shall be consummated any consolidation or merger of our company with the effect that immediately after such transaction our stockholders hold less than a majority of the combined voting power of the then outstanding voting stock of the person surviving such transaction; or

•
any person, or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) greater than 50% of the total voting power of our then outstanding voting stock as calculated on a fully-diluted basis; provided, however, this does not include any person, or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, that, as of July 26, 2005, beneficially own (as defined in Rule 13d-3 under the Exchange Act) greater than 8% of the total voting power of our outstanding voting stock as calculated on a fully-diluted basis.

A change in control will not be deemed to have occurred if at least 80% of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change in control as described above, consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange in the United States, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation, the notes become convertible into such common stock, depository receipts or other certificates representing common equity interests.

The repurchase feature may make more difficult or discourage a takeover of our company, and, thus, the removal of incumbent management. The provisions of the indenture relating to a change in control may not afford the holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a change in control. Moreover, certain events with respect to us which may involve an actual change in control of our company may not constitute a change in control for purposes of the indenture. For instance, one or more stockholders could acquire a significant portion, but less than 50% of our shares of common stock (the threshold in the definition of “change in control”) and thereby be able to exert substantial influence with respect to us.

The right to require us to repurchase notes as a result of the occurrence of a change in control could create an event of default under any then-existing indebtedness. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. In addition, we cannot assure you that, in the event of our change in control, we would either have, or have access to, adequate funds to redeem the notes.

If a change in control event occurs, and at least 50% of the consideration for the common stock in the transaction or transactions constituting the change in control consists of cash, we will refer to such event as a “cash buy-out.” In the event of a cash buy-out, note holders may elect to receive the greater of the Total Redemption Amount (as defined below) or the repurchase price (as defined above). The Total Redemption Amount will be payable in cash.

The Total Redemption Amount will be calculated as the sum of the following: (i) the “Cash Buyout Redemption Price,” equal to the product of: (x) the average closing sales price of our common stock for the five trading days immediately prior to the closing of the cash buy-out; and (y) the quotient of $1,000 divided by the then applicable conversion price; and (ii) the “takeover make-whole premium,” equal to 100% of the remaining unpaid interest payments payable through July 15, 2010.

Merger and Sale of Assets By Us

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

(i) we are the surviving person, or

(ii) the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia and the successor person assumes all of our obligations under the notes and the indenture;

and

(x) immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default under the indenture; and

(y) we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the notes, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the notes.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice

The following are events of default under the indenture:

•	we fail to pay principal of the notes when due at maturity, upon redemption, upon repurchase or otherwise;

•	we fail to pay any interest (including any additional interest) on the notes when due and such failure continues for a period of 15 days;

•	we fail to provide notice of the occurrence of a change in control within 15 days of such occurrence;

•
we default in our obligation to convert the notes into shares of our common stock, cash or a combination of cash and common stock upon exercise of a holder’s conversion right and such default continues for a period of 10 days;

•	we default in our obligation to repurchase the notes at the option of a holder upon a change in control or on any other repurchase date;

•	we default in our obligation to redeem the notes upon a redemption date;

•	we fail to perform or observe any of the covenants in the indenture for 30 days after written notice to us from the trustee or the holders of at least 50% in principal amount of the outstanding notes;

•
there occurs an event of default with respect to our or any of our subsidiaries’ indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $10,000,000, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

(a)	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

(b)	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

•
any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against us or our subsidiaries and shall not be discharged for any period of 60 consecutive days during which time a stay of enforcement shall not be in effect or during which time an appeal has not been filed; and

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest (including any additional interest) on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 50% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest (including any additional interest) on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including any additional interest) on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including any additional interest) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

The holders of a majority of outstanding notes have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including any additional interest) on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 50% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes;

•	the holder or holders have offered security or indemnity satisfactory to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification, amendment, supplement or waiver (including a waiver of past defaults) requires the consent of the holder of each outstanding note if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest (including any additional interest) on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	affect our obligation to redeem any notes on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any note upon a change in control in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of common shares, the amount of cash or the amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes, including to:

•	secure any notes;

•	evidence the assumption of our obligations by a successor person;

•	add covenants for the benefit of the holders of notes;

•	cure any ambiguity or correct any error in the indenture, so long as such action will not adversely affect the interests of holders;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	comply with the provisions of the Trust Indenture Act of 1939, as amended;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•
make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market prices of our common stock and the notes, the amount of accrued interest (including any additional interest) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Information Concerning the Trustee

We have appointed Wachovia Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The notes are issuable:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the corporate offices of the trustee in the City of New York.

Payment and Paying Agent

We maintain an office where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which is an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2,000,000, you will be paid, at your written election, by wire transfer in immediately available funds. Payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Book Entry System

The notes are evidenced by a global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest (including any additional interest) on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act or an event of default has occurred and is continuing, we will issue notes in certificated form in exchange for global notes.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Purchase and Cancellation of Notes

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

All notes surrendered for payment, redemption, registration of transfer, exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence satisfactory to us and the trustee of the loss, theft or destruction of the notes. In the case of a lost, stolen or destroyed note, indemnity satisfactory to us and the trustee may be required at the expense of the holder of such note before a replacement note will be issued.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capitalization consists of 38,000,000 shares of common stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $.01 per share. As of December 9, 2005, approximately 27,706,846 shares of our common stock were issued and outstanding, held of record by approximately 540 persons. No shares of preferred stock are currently outstanding.

Common Stock

Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, on a pro rata basis, any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock, if any. Holders of common stock have no conversion or redemption rights or preemptive or other subscription rights. The outstanding shares of common stock are, and when issued in accordance with the conversion feature of the notes described elsewhere in this prospectus, the shares of common stock issued upon such conversion will be, validly issued, fully paid and non-assessable.

Preferred Stock

Our restated certificate of incorporation authorizes the issuance of 10,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our restated By-Laws provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents to the full extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law.

Delaware Anti-Takeover Law

We are subject to the provisions of section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary is for general information only. Any U.S. federal tax advice contained herein is not written to be used for, and the recipient cannot use such advice for, the purpose of avoiding any penalties asserted under the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). Each holder is notified that such advice was written to support the promotion or marketing of the transaction or matter addressed herein. Each holder should seek advice from an independent tax advisor with respect to the transaction or matter addressed herein based on such holder’s particular circumstances. Thus, for example, holders are advised to consult their tax advisors with regard to the particular tax consequences to them of purchasing, holding and disposing of a note or a share of common stock, including the applicability of any state, local, or foreign tax laws, or subsequent revisions thereof.

The following is a general discussion of the material U.S. federal income and estate tax considerations relevant to a holder of a note and common stock acquired on conversion of a note. This discussion is based on the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “IRS”), and judicial decisions now in effect, all of which are subject to change or new interpretations (possibly with retroactive effect) or to different interpretations. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of a note or share of common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, a person subject to the alternative minimum tax provisions of the Code). In addition, it is not intended to apply in its entirety to all categories of investors, some of which (like dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding a note or share of common stock as part of a “straddle,”“hedge,”“conversion transaction” or other risk reduction transaction, persons who have a “functional currency” other than the U.S. dollar, and investors in partnerships or other pass-through entities) may be subject to special rules. The discussion also does not discuss U.S. federal estate and gift tax law other than U.S. federal estate tax law as applicable to a Non-U.S. Holder (as defined below). In addition, this discussion is limited to an original purchaser of a note who acquires the note at its original issue price within the meaning of Section 1273 of the Code and who will hold the note or common stock acquired on its conversion as a “capital asset” within the meaning of Section 1221 of the Code.

U.S. Holders

The following discussion is limited to material U.S. federal income tax consequences relevant to a U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of a note or a share of common stock that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation (or an entity treated as a corporation) organized under the law of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. The term “U.S. Holder” also includes certain former citizens and former long-term residents of the United States whose income and gain on the notes will be subject to U.S. taxation.

Interest Income. A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on a note in accordance with its regular method of tax accounting. Under certain circumstances, we may be entitled to redeem all or a portion of the notes, in which event we will also make an interest make-whole payment. In addition, under certain circumstances, we will be required to pay additional interest on the notes if we fail to comply with certain of our obligations under the registration rights agreement. The Treasury regulations contain special rules for determining the payment schedule, and the yield and maturity of a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. For purposes of determining the yield and maturity of the notes, it should be presumed on the issue date that we will not exercise the redemption option (and therefore will not make an interest make-whole payment), because such exercise (and interest make-whole payment) would not minimize the yield of the notes. The payment schedule of the notes without taking into account any additional interest payments in the event of a Registration Default should be used for purposes of determining the yield and maturity of the notes because such payment schedule is significantly more likely to occur. However, if we exercise our redemption option and make an interest make-whole payment or if we are otherwise required to pay additional amounts on the notes, the yield and maturity of the notes should be redetermined using the new payment schedule by treating the notes as retired and reissued on that date.

Conversion or Repurchase for Common Stock. A U.S. Holder will not recognize income, gain or loss on conversion of a note solely into our common stock, except with respect to (i) any amount attributable to accrued interest on the note, which will be treated as interest for federal income tax purposes, as discussed above, and (ii) cash received in lieu of a fractional share, which will be taxed in the manner described in the succeeding paragraph. The U.S. Holder’s tax basis in the common stock received on conversion of a note will be the same as the holder’s adjusted tax basis in the converted note at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for such common stock received on conversion will include the holding period of the converted note. However, a U.S. Holder’s tax basis in the common stock received on conversion of a note that is attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares would begin as of the date of conversion. If we repurchase a note in exchange for common stock upon a change in control and the note is a “security” for U.S. federal income tax purposes, that exchange should be treated in the same manner as a conversion of the note. In the event we repurchase a note in exchange for common stock and cash upon a change in control, and the note is a “security” for U.S. federal income tax purposes, a U.S. Holder of a note will recognize gain to the extent of the lesser of the cash received or the amount of gain realized, and no loss will be allowed. If the note is not a security, the U.S. federal income tax consequences are not certain. It is possible that the repurchase for common stock and/or cash could be treated as a taxable exchange pursuant to which a U.S. Holder would recognize gain or loss equal to the difference between the value of the cash and/or common stock received and the adjusted tax basis in the notes exchanged therefor. The notes are five-year obligations and it is not certain under applicable tax authorities whether the notes would be considered securities.

Cash received in lieu of a fractional share of common stock on conversion of a note into common stock or on repurchase of a note for common stock upon a change in control generally will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by any difference between the cash received for the fractional share and the holder’s adjusted tax basis in the fractional share.

Distributions on Common Stock. If we make cash distributions on our common stock, the distributions generally will be treated as dividends (and a possible dividends received deduction in the case of a corporate holder) to a U.S. Holder of our common stock to the extent paid out of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits is treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the share of common stock on which it is paid (which adjusted basis must therefore be reduced) and thereafter as gain from the sale or exchange of that share. Dividends received in taxable years beginning on or before December 31, 2008 by U.S. Holders who are individuals are subject to a maximum rate of 15%, provided such individual U.S. Holder meets a certain holding period requirement.

Sale, Exchange, Redemption or Other Disposition of a Note or Share of Common Stock for Cash. Except as set forth above under “Conversion or Repurchase for Common Stock,” a U.S. Holder generally will recognize capital gain or loss on a sale, redemption or other taxable disposition of a note or share of common stock in an amount equal to the difference between:

•
the amount of cash and fair market value of any property received on the disposition (other than amounts attributable to accrued interest on a note, which will be treated as interest for federal income tax purposes); and

•	the holder’s adjusted tax basis in the note or share of common stock (as the case may be).

A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the holder. (For a discussion of the holder’s basis in shares of our common stock acquired on conversion of a note, see “U. S. Holders—Conversion or Repurchase for Common Stock.”) Gain or loss from the taxable disposition of a note or share of common stock generally will be long-term capital gain or loss if the note or share of common stock was held for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Constructive Dividends. The conversion price of the notes is subject to adjustment under certain circumstances. Under section 305(c) of the Code and Treasury regulations issued thereunder, certain adjustments to (or the failure to make adjustments to) the conversion price of the notes that increase the proportionate interest of the holders of the notes in our assets or earnings and profits may result in a taxable constructive distribution of our common stock to the holders of the notes, whether or not the holders ever convert the notes. Such a constructive distribution will be treated as a dividend. For a discussion of the taxation of dividends, see “U.S. Holders—Distributions on Common Stock.” Generally, a holder’s tax basis in a note will be increased to the extent any constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution of our common stock to those holders, taxable as a dividend. As a result, a holder of a note or share of common stock could have taxable income as a result of an event even though he or she receives no cash or property.

Non-U.S. Holders

The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a “Non-U.S. Holder” is a beneficial owner of a note or share of common stock that, for U.S. federal income tax purposes, is not a U.S. Holder.

Interest Income. The payment to a Non-U.S. Holder of interest on a note generally will not be subject to a 30% U.S. federal withholding tax provided that the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and Treasury regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and U.S. Treasury regulations; (3) is not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4)(a) provides its name and address on an IRS Form W-8BEN and certifies under penalties of perjury that it is not a U.S. person or (b) a bank, brokerage house, or other financial institution that holds the notes on behalf of the Non-U.S. Holder in the ordinary course of its trade or business (a ‘‘financial institution’’) certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN from the beneficial owner and furnishes us with a copy thereof. In the case of financial institutions that have entered into a withholding agreement with the IRS to become qualified intermediaries, an alternative method may be applicable for satisfying the certification requirement described in (4)(b).

If a Non-U.S. Holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In addition, the Non-U.S. Holder may, under certain circumstances, be required to obtain a U.S. taxpayer identification number (“TIN”).

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder, unless the Non-U.S. Holder can claim an exemption under the benefit of a tax treaty. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Conversion or Repurchase for Common Stock. A Non-U.S. Holder generally will not recognize any income, gain or loss on the conversion of a note into our common stock. However, cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes, see “Non-U.S. Holders—Sale, Exchange, Redemption, or Other Disposition of a Note or Share of Common Stock” and common stock treated as issued for accrued interest may be treated as interest that would be subject to the rules described above for the payment of interest, see “Non-U.S. Holders—Interest Income.”

The conversion rate of the note is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to a Non-U.S. Holder of the notes. In such case, the deemed distribution may be subject to the rules described below regarding the U.S. federal withholding tax on dividend income, see “Non-U.S. Holders—Distributions on Common Stock.”

Distributions on Common Stock. In general, distributions paid to a Non-U.S. Holder of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits determined under U.S. federal income tax principles. Dividends will be subject to U.S. federal withholding tax at a 30% rate or at a lower rate that may be specified by an applicable income tax treaty. A Non-U.S. Holder will generally be required to provide, in order to obtain a reduced rate of withholding under a tax treaty, an IRS Form W-8BEN establishing the Non-U.S. Holder’s eligibility for benefits under a tax treaty.

A Non-U.S. Holder will not be subject to a withholding tax on dividend income that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States if the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI stating that the dividend income is so connected. Instead, such dividend income will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. resident, unless the Non-U.S. Holder can claim an exemption under the benefit of a tax treaty. A Non-U.S. Holder that is a corporation may also be subject to a ‘‘branch profits tax’’ equal to 30% (or lower applicable tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business within the United States.

Sale, Exchange, Redemption or Other Disposition of a Note or Share of Common Stock for Cash. Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, retirement or other disposition of our common stock or a note unless (1) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (3) we are or have been a ‘‘U.S. real property holding corporation’’ within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period. Notwithstanding (1) and (2), a Non-U.S. Holder will not be subject to U.S. federal income tax if a treaty exemption applies and the appropriate documentation is provided. We believe that we are currently not, and do not anticipate becoming, a “U.S. real property holding corporation.”

Constructive Dividends. Under certain circumstances, a Non-U.S. Holder may be deemed to have received a constructive dividend (see “U.S. Holders—Constructive Dividends” above). Any such constructive dividend you receive will be treated in the same manner as an actual dividend you receive, as discussed above under “Non-U.S. Holders—Distributions on Common Stock.” We intend to deduct U.S. federal withholding tax with respect to any such constructive dividend from interest payments on your notes. If we deduct U.S. federal withholding tax from interest payments on your notes under these circumstances, you should consult your own tax adviser as to whether you can obtain a refund for all or a portion of any tax withheld.

Federal Estate Tax. A note that is owned, or treated as owned, by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death will not be subject to U.S. federal estate tax, provided the individual did not own, actually and constructively, 10% or more of the total combined voting power of all classes of stock in our company entitled to vote and provided the income on the note was not effectively connected to a U.S. trade or business. A share of common stock owned, or treated as owned, by such an individual will be includible in his gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

If you are a U.S. Holder of a note or share of common stock, information reporting requirements generally will apply to all payments we make to you and to the proceeds of a sale of the note or share of common stock made to you, unless you are a corporation or other exempt recipient. In addition, backup withholding will apply to those payments if you fail to provide a taxpayer identification number or a certification of exempt status or if you fail to report your interest and dividend income in full.

In general, if you are a Non-U.S. Holder you will not be subject to backup withholding with respect to payments of interest on the notes or dividends on our common stock provided we do not have actual knowledge or reason to know that you are a United States person and you have given us the certification described above under “Non-U.S. Holders—Interest Income.” Such payments of interest or dividends, however, may be subject to certain reporting requirements.

Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States. In addition, if you are a Non-U.S. Holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payer receives the certification described above under “Non-U.S. Holders—Interest Income” and does not have actual knowledge or reason to know that you are a United States person, as defined in the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITY HOLDERS

We originally issued and sold $38,000,000 aggregate principal amount of notes to McMahan Securities Co. L.P., in a private placement in July 2005, which were subsequently resold to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933. In August 2005, we sold an additional $11,000,000 aggregate principal amount of the notes, of which $7,000,000 aggregate principal amount of notes were issued pursuant to the exercise of an option granted to McMahan Securities as part of the initial $38,000,000 offering, and the remaining $4,000,000 aggregate principal amount of notes were issued and sold directly to a group of affiliated investors. The notes and the common stock issuable upon conversion thereof that may be offered under this prospectus will be offered by the selling security holders, which includes their donees, pledgees, transferees and other successors-in-interest. Only those notes and shares of common stock issuable upon conversion thereof listed below may be offered for resale by the selling security holders pursuant to this prospectus.

The following table sets forth certain information, as of December 5, 2005, about the principal amount of notes beneficially owned by each selling security holder and the number of shares of common stock issuable upon conversion of these notes that may be offered from time to time pursuant to this prospectus.

The percentage of notes outstanding beneficially owned by each selling security holder is based on $49,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 57.8035 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.” Under the terms of the indenture governing the notes, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any, or, at our option, we will round up the number of shares of common stock issuable upon conversion of the notes to the nearest whole share. The following table assumes that we will not pay cash for fractional shares and will round up the number of shares issued upon conversion.

Name of Selling Security Holder(1)	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned Prior to the Offering(2)	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding(3)
Argentum MultiStrat Fund Ltd-High Yield(4)	$15,000	*	—	868	*
Convertible Securities Fund(5)	$15,000	*	—	868	*
Corporate High Yield Fund III, Inc.(6)	$1,335,000	2.72%	—	77,168	*
Corporate High Yield Fund V, Inc.(6)	$2,055,000	4.19%	—	118,787	*
Corporate High Yield Fund VI, Inc.(6)	$2,190,000	4.47%	—	126,590	*
Corporate High Yield, Inc.(6)	$1,275,000	2.60%	—	73,700	*
Debt Strategies Fund, Inc.(7)	$4,899,000	10.00%	—	283,180	1.0%
Fam Series: Mercury High Yield Portfolio(8)	$274,000	*	—	15,839	*
Fam Variable Series: Mercury High Current Income V.I. Fund(8)	$682,000	1.39%	—	39,422	*
Floating Rate Income Strategies Fund II, Inc.(9)	$342,000	*	—	19,769	*
Floating Rate Income Strategies Fund, Inc.(9)	$1,369,000	2.79%	—	79,133	*

Guggenheim Portfolio XXXI, LLC(10)	$500,000	1.02%	—	28,902	*
HFR RVA Credit Advantage Master Trust Account(11)	$400,000	*	—	23,122	*
JMG Capital Partners, LP(12)	$1,184,000	2.42%	—	68,439	*
JMG Triton Offshore Fund, Ltd.(13)	$1,184,000	2.42%	—	68,440	*
McMahan Securities Co. L.P.(14)	$1,193,000	2.43%	—	68,960	*
Merrill Lynch Bond Fund, Inc. - High Income Portfolio(15)	$13,700,000	27.96%	—	791,908	2.8%
Merrill Lynch Global Investment Series - Income Strategies Portfolio(7)	$4,899,000	10.00%	—	283,180	1.0%
Merrill Lynch International Investment Funds - U.S. High Yield Bond Funds(8)	$410,000	*	—	23,700	*
Nations Convertible Securities Fund(5)	$2,303,000	4.70%	—	133,122	*
Pandora Select Partners, L.P.(16)	$1,776,000	3.62%	—	102,660	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(17)	$2,300,000	4.69%	—	132,949	*
Veritas Equity Long/Short Fund LLC(11)	$410,000	*	—	23,700	*
Veritas Equity Long/Short Fund Ltd.(11)	$280,000	*	—	16,185	*
Veritas High Yield Arbitrage Fund (Bermuda) Ltd(11)	$2,420,000	4.94%	—	139,885	*
Veritas High Yield Arbitrage Fund I, LLC(11)	$850,000	1.73%	—	49,133	*
Veritas High Yield Arbitrage Fund II, LLC(11)	$190,000	*	—	10,983	*
Whitebox Diversified Convertible Arbitrage Partners, LP(18)	$550,000	1.12%	—	31,792	*
* Less than 1%.

(1)
Prior to any use of this prospectus in connection with an offering of notes or common stock issuable upon conversion of the notes by any successor to named selling security holders, we will file a prospectus supplement or report under the Securities Exchange Act of 1934, as amended, setting forth the identity and aggregate amount of notes and common stock issuable upon conversion of the notes beneficially owned by the selling security holder intending to sell such securities.

(2)	Does not include shares of common stock issuable upon conversion of the notes.

(3)
Calculated based on Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, using 27,706,846 shares of common stock outstanding on December 9, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of the notes by the applicable holder. However, we did not assume the conversion of any other holder’s notes.

(4)
Henry J. Cox, Managing Director of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(5)
Yanfang (Emma) Yan, Director and Senior Equity Portfolio Manager of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(6)
Betsy Phillips, Portfolio Manager of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(7)
Kevin Booth, Portfolio Manager of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(8)
Robert Murray, Portfolio Manager of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(9)
Joseph Matteo, Portfolio Manager of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(10)
Whitebox Advisors, LLC ("Whitebox") is the investment advisor to Guggenheim Portfolio XXXI, LLC (“Guggenheim Portfolio”). Andrew J. Redleaf is the managing member and controlling owner of Whitebox and has sole voting and dispositive power over Guggenheim Portfolio's portfolio holdings and, accordingly, may be deemed to beneficially own the notes and shares of common stock listed above held by Guggenheim Portfolio.

(11)
James Kastberg, the Portfolio Manager or consulting Portfolio Manager of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(12)
JMG Capital Partners, LP (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the notes and shares of our common stock listed on this table as being owned by JMG Partners. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”), a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole voting and dispositive power over JMG Partners’ portfolio holdings and, accordingly, may be deemed to beneficially own the notes and shares of our common stock listed on this table as being owned by JMG Partners.

(13)
JMG Triton Offshore Fund, Ltd. (“JMG Triton”) is an international business company organized under the laws of the British Virgin Islands. JMG Triton’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”), that has voting and dispositive power over JMG Triton’s investments, including the notes and shares of our common stock listed on this table as being owned by JMG Triton. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”), and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter share voting and dispositive power over JMG Triton’s portfolio holdings and, accordingly, may be deemed to beneficially own the notes and shares of our common stock listed on this table as being owned by JMG Triton.

(14)
McMahan Securities Co. L.P. (“McMahan”) acted as the initial purchaser in our issuance of $45,000,000 aggregate principal amount of the notes. Voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by McMahan is exercised by an Executive Committee of McMahan consisting of Jay Glassman, Chairman, Ronald Fertig, Joseph Dwyer, D. Bruce McMahan, Scott Dillinger, Patricia Ransom and Norman Ziegler.

(15)
Dan Evans, Portfolio Manager of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(16)
Pandora Select Advisors, LLC (“Pandora Advisors”) is the investment advisor of Pandora Select Partners, LP (“Pandora Partners”). The General Partner to Pandora Advisors, AJR Financial, LLC (“AJR”), is responsible for the day-to-day management of Pandora Partners’ investment portfolio. Andrew J. Redleaf is the managing member and general partner of Pandora Advisors, and has sole voting and dispositive power over Pandora Partners’ portfolio holdings and, accordingly, may be deemed to beneficially own the notes and shares of the common stock listed above held by Pandora Partners.

(17)
Steve Katznelson, Portfolio Manager & Principal of this fund, has voting and dispositive power over the notes and shares of our common stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.

(18)
Whitebox Diversified Convertible Arbitrage Advisors, LLC (“Diversified Advisors, LLC”) is the investment advisor to Whitebox Diversified Convertible Arbitrage Partners, LP (“Diversified Fund”). Whitebox Advisors, LLC (“Whitebox”) is the general partner of Diversified Fund. Andrew J. Redleaf is the managing member and controlling owner of Whitebox, and has sole voting and dispositive power over Diversified Fund’s portfolio holdings and, accordingly, may be deemed to beneficially own the notes and shares of the common stock listed above held by Diversified Fund.

The preceding table has been prepared based upon the information furnished to us by the selling security holders. The selling security holders identified above may have sold, transferred or otherwise disposed of some or all of their notes since the date on which the information in the preceding table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act of 1933. Information concerning the selling security holders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of the notes or common stock issuable upon conversion thereof that will be held by the selling security holders upon the termination of this offering because the selling security holders may offer all, some or none of their notes or underlying shares of common stock pursuant to the offering contemplated by this prospectus. See “Plan of Distribution.”

To our knowledge, other than as set forth in the table above, none of the selling security holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes and the common stock offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling security holder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents.

The notes and the common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling security holders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest; or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling security holders or the purchasers of the notes and the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the notes and the common stock by selling security holders and any discounts, commissions or agent’s commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling security holders who are “underwriters” within the meaning of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934. If the notes and the common stock are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling security holders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the common stock issuable upon conversion thereof or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the notes or the common stock in the course of hedging their positions, sell the notes and common stock short and deliver the notes and common stock issuable upon conversion thereof to close out short positions, loan or pledge notes or the common stock issuable upon conversion thereof to broker-dealers or other financial institutions that in turn may sell the notes and such common stock, enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the notes or such common stock, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock by the selling security holders.

Our common stock is currently traded on The Nasdaq National Market under the symbol “MDTL.” We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors—An active trading market for the notes may not develop.”

There can be no assurance that any selling security holder will sell any or all of the notes or the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes and the common stock by other means not described in this prospectus. In addition, any notes or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling security holders and any other person participating in the sale of notes or the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock by the selling security holders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the common stock to engage in market-making activities with respect to the particular notes and the common stock being distributed. This may affect the marketability of the notes and the common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock.

We have agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the notes and the common stock issuable upon conversion thereof have been passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of Medis Technologies Ltd. at December 31, 2004 and for each of the two years in the period ended December 31, 2004 appearing in Medis Technologies Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Medis Technologies management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The 2002 consolidated financial statements of Medis Technologies Ltd. appearing in Medis Technologies Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the notes and the common stock issuable upon conversion of the notes offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company, and the notes and the common stock issuable upon conversion of the notes offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

The registration statement can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC’s site on the Internet, located at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005;

•	our Current Report on Form 8-K filed with the SEC on January 3, 2005;

•	our Current Report on Form 8-K filed with the SEC on January 12, 2005;

•	our Current Report on Form 8-K filed with the SEC on March 18, 2005;

•	our Current Report on Form 8-K filed with the SEC on March 28, 2005;

•	our Current Report on Form 8-K filed with the SEC on April 1, 2005;

•	our Current Report on Form 8-K filed with the SEC on April 26, 2005;

•	our Current Report on Form 8-K filed with the SEC on April 29, 2005;

•	our Current Report on Form 8-K filed with the SEC on May 20, 2005;

•	Item 1.01 and Exhibit 99.1 of Item 9.01 of our Current Report on Form 8-K filed with the SEC on May 31, 2005;

•	our Current Report on Form 8-K filed with the SEC on June 3, 2005;

•	our Current Report on Form 8-K filed with the SEC on June 7, 2005;

•	our Current Report on Form 8-K filed with the SEC on June 22, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 11, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 22, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 27, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 29, 2005;

•	Exhibit 99.1 of Item 9.01 of our Current Report filed with the SEC on August 4, 2005;

•	our Current Report on Form 8-K filed with the SEC on August 8, 2005;

•	our Current Report on Form 8-K filed with the SEC on September 1, 2005;

•	our Current Report on Form 8-K filed with the SEC on September 8, 2005;

•	our Current Report on Form 8-K filed with the SEC on October 3, 2005;

•	our Current Report on Form 8-K filed with the SEC on December 5, 2005;

•	the definitive proxy statement relating to our 2005 Annual Meeting of Stockholders dated June 10, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the notes and the common stock issuable upon conversion of the notes being offered by this prospectus are sold or until the offering of such notes and common stock is otherwise terminated. “Incorporation by reference” means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supercede previously filed information.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.